Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR LLP]

June 23, 2010

HCP, Inc.

3760 Kilroy Airport Way

Suite 300

Long Beach, California  90806

Re:          HCP, Inc., a Maryland corporation (the “Company”) - Issuance and Sale of up to Fifteen Million Five Hundred Twenty-Five Thousand (15,525,000) shares (the “Shares”) of common stock, par value one dollar ($1.00) per share (the “Common Stock”), of the Company, including an option to purchase up to Two Million Twenty-Five Thousand (2,025,000) shares of Common Stock, pursuant to a Registration Statement on Form S-3 (File No. 333-161721) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), under the Registration Statement, which was filed with the Securities and Exchange Commission (the “Commission”) on or about September 4, 2009.  You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)            the corporate charter of the Company (the “Charter”), consisting of Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on September 10, 2007;

(ii)           the Fourth Amended and Restated Bylaws of the Company, dated as of September 20, 2006, as amended by Amendment No. 1 to the Fourth Amended and Restated Bylaws of the Company, dated as of October 25, 2007, and Amendment No. 2 to the Fourth Amended and Restated Bylaws of the Company, dated as of October 29, 2009 (collectively, the “Bylaws”);

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(iii)          the Minutes of the Organizational Action of the Board of Directors of the Company, dated March 21, 1985 (the “Organizational Minutes”);

(iv)          resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, on or as of February 3, 2006, October 25, 2007, March 25, 2008, July 29, 2009, June 17, 2010 and June 18, 2010, which, among other things, authorized the issuance of the Shares (collectively, the “Directors’ Resolutions”);

(v)           a certificate of Scott Anderson, the Senior Vice President and Chief Accounting Officer of the Company, and Edward J. Henning, the Executive Vice President of the Company, dated as of June 23, 2010 (the “Officers’ Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws, the Organizational Minutes and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate;

(vi)          the Registration Statement and the related base prospectus and prospectus supplement included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(vii)         a status certificate of the Department, dated June 21, 2010, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(viii)        such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)           each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)           each natural person executing any instrument, document or agreement is legally competent to do so;

(c)           all Documents submitted to us as originals are authentic; the form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; all Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all representations, warranties, statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)           all certificates submitted to us, including but not limited to the Officers’ Certificate, are true, correct and complete both when made and as of the date hereof;

(e)           none of the Shares will be issued or transferred in violation of the provisions of Article V of the Charter relating to restrictions on ownership and transfer of stock or the provisions of Article V of the Charter relating to business combinations;

(f)            none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL; and

(g)           the Company has not, and is not required to be, registered under the Investment Company Act of 1940.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.             The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.             The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and when such Shares are issued and delivered by the Company in exchange for the consideration therefor as provided in the Directors’ Resolutions, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.  We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Validity of the Common Stock.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP